AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement (the “Amendment”) is made as of January 29, 2016 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and AB Multi-Manager Alternative Fund (f/k/a AllianceBernstein Multi-Manager Alternative Fund), a Delaware trust (the “Trust”).

WHEREAS, the Trust and the Administrator entered into an Administration Agreement dated and effective as of September 25, 2012 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, State Street and the Trust desire to amend the Agreement as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments.

(a)	Section 5 (ADMINISTRATION SERVICES) of the Agreement is amended by deleting paragraphs (j) in its entirety and replacing it with the following new paragraph (j):

“j.	Prepare and furnish periodic portfolio data reporting including monthly internal and external portfolio data construction reporting, including top ten holdings reports, country and currency breakdown, industry/sector concentration, top issuers, credit quality and other statistical data as mutually agreed; and”

(b)	Section 5 (ADMINISTRATION SERVICES) of the Agreement is further amended by inserting the following new paragraph (k) immediately following paragraph (j):

“k.	Provide periodic testing of the Trust with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Trust contained in the Registration Statement for the Trust as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Trust as well as preparation of Board compliance materials.”

2.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

AB MULTI-MANAGER ALTERNATIVE FUND

By:	/s/ Eric C. Freed
Name:	Eric C. Freed
Title:	Assistant Secretary

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

Amendment to Administration Agreement